Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
Axalta Releases Third Quarter 2016 Results
Third Quarter 2016 Highlights:

•	Net sales of $1,023.4 million driven by volume and pricing growth of 4.4%, offset by unfavorable foreign currency translation

•
Net loss attributable to Axalta of $10.7 million including refinancing charges of $81.9 million versus net income attributable to Axalta of $35.1 million in Q3 2015; Adjusted net income attributable to Axalta of $77.5 million for Q3 2016 versus $64.2 million in Q3 2015

•	Adjusted EBITDA of $233.2 million versus $216.9 million in Q3 2015

•	Debt refinancings will reduce annual cash interest expense by $20.6 million. USD term loan prepayment in October of $150 million will save an additional $5.6 million in annual cash interest expense
PHILADELPHIA, PA, October 27, 2016 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2016.
“Third quarter results demonstrated strong top line and Adjusted EBITDA performance thanks to ongoing base business development, recent acquisitions, and strong operating profitability, against a continued challenging macroeconomic backdrop. We continued to make good progress towards both our full year and longer term objectives of achieving consistent growth as well as improved productivity” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “Our capital structure was also significantly improved this quarter with two successful debt refinancings and a subsequent prepayment in October. Rounding out the quarter, we closed our largest acquisition to date and launched several notable new products which are expected to contribute to our planned growth.”
Third Quarter Consolidated Financial Results
Net sales of $1,023.4 million for the third quarter of 2016 benefited from volume and pricing growth, offset in part by a 2.1% negative impact from foreign currency translation. Constant currency net sales increased 4.4% compared to the year-ago quarter, driven by 1.9% higher average selling prices. Acquisitions contributed 2.6 percentage points of growth in the quarter. The strongest regional contributors to net sales growth were Asia Pacific, North America and Latin America, which benefited from price adjustments to offset ongoing currency weakness.

We reported a net loss attributable to Axalta of $10.7 million for the third quarter of 2016 compared with net income attributable to Axalta of $35.1 million in Q3 2015. The net loss in Q3 2016 was primarily driven by an $81.9 million loss on the extinguishment of our indebtedness and refinancing charges coupled with severance charges. Adjusted net income attributable to Axalta of $77.5 million for the third quarter of 2016 increased from $64.2 million in Q3 2015.

Adjusted EBITDA of $233.2 million for the third quarter increased compared to $216.9 million in Q3 2015. This result benefitted from strong volume and acquisition growth in Asia Pacific and EMEA, pricing contributions and lower variable costs as well as savings from our operating enhancement initiatives. These factors were somewhat offset by negative foreign currency translation and operational expenditures to support planned growth.

Performance Coatings Results
Performance Coatings net sales were $619.3 million in Q3 2016, an increase of 3.1% year-over-year including a 2.7% unfavorable foreign currency translation impact. Constant currency net sales increased 5.8%, driven by a 2.9% increase in volumes and higher average selling prices of 2.9% in the period. Acquisitions added 3.4% to volume growth in the quarter. Refinish end-market net sales increased 1.8% to $434.5 million in Q3 2016 (increased 4.9% excluding foreign currency translation), while our Industrial end-market increased 6.4% to $184.8 million (increased 8.2% excluding foreign currency translation).
The Performance Coatings segment generated Adjusted EBITDA of $148.5 million in the third quarter, a 6.8% year-over-year increase. Positive pricing contributions, coupled with variable cost savings, were partially offset by negative foreign currency translation and incremental operating expense to support growth initiatives. Segment Adjusted EBITDA margin of 24.0% in Q3 2016 reflected a 90 basis point increase compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment produced net sales of $404.1 million in the third quarter, an increase of 1.1% versus third quarter 2015, largely driven by volume and price increases partially offset by negative currency translation. Constant currency net sales increased by 2.3%, including a 1.8% increase in volume and a 0.5% positive contribution from price. Acquisitions added 1.3% to volume growth in the period. Unfavorable foreign currency translation impacted net sales by 1.2% in the quarter. Transportation Coatings Q3 2016 net sales included a rebound in Light Vehicle growth compared to Q3 2015, particularly in the Asia Pacific region, offset by ongoing weakness in Commercial Vehicle particularly in North and South America. Light Vehicle net sales increased 5.7% to $321.1 million year-over-year (increased 6.7% excluding foreign currency translation), driven principally by the improvement in Asia Pacific versus last year, slight growth in North America and modest declines in EMEA. Commercial Vehicle net sales decreased 13.5% to $83.0 million versus last year (decreased 11.9% excluding foreign currency translation), driven by a combination of continued slower heavy truck production and ongoing slower volumes from our other non-truck product customers.
The Transportation Coatings segment generated Adjusted EBITDA of $84.7 million in Q3 2016, an increase of 8.7% compared to the third quarter of 2015, with positive volume, price and variable cost contributions partially offset by unfavorable foreign currency translation and ongoing operating expense increases to support planned growth. Segment Adjusted EBITDA margin of 21.0% in Q3 2016 represented a 150 basis point increase from 19.5% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $528.3 million. Our debt, net of cash, was $2,954.0 million as of September 30, 2016, compared to $3,141.9 million as of September 30, 2015. During the quarter we completed two refinancing transactions totaling $500 million and €785 million with a weighted average coupon of 4.29%. The transactions reduced annual pre-tax cash interest by approximately $20.6 million, extended maturities from 2021 to 2024 and 2025, and replaced €450 million of secured debt with unsecured debt. We also extended the maturity of our Revolving Credit Facility from 2018 to 2021 and improved pricing and certain terms of the facility. Subsequent to quarter end, we continued our debt reduction efforts by prepaying $150 million of our USD term loan, which will generate additional annual pre-tax interest savings of $5.6 million.
Third quarter operating cash flow was $144.5 million versus $158.8 million in the corresponding quarter of 2015, reflecting slightly higher working capital use. Free cash flow, calculated as operating cash flow less capital expenditures, totaled $114.0 million based on capital expenditures of $30.5 million.
“We are very pleased that in the third quarter we were able to substantially lower our interest expense through the refinancings while also extending and improving other terms in our debt agreements. In addition, we also saw continued strong free cash flow in the quarter,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “Axalta also opened its new European headquarters in Switzerland in July which was done to achieve key operational and financial benefits, while also yielding a more favorable after-tax profit for the balance of 2016 and beyond.”

2016 Guidance Update
We are updating our outlook for the full year 2016 as follows:

•	Flat net sales; lower end of 4-6% guidance on a constant currency basis, including acquisition contribution

•	Adjusted EBITDA at the lower end of our $900-940 million guidance range, including acquisition contribution

•	Interest expense of about $180 million

•	Income tax rate, as adjusted, of 24-26%

•	Diluted shares of 242-245 million

•	Working capital as a percentage of net sales of 11-13%

•	Capital expenditures of ~$150 million

•	Depreciation and amortization of ~$320 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its third quarter 2016 financial results on Thursday, October 27th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through November 3, 2016. The U.S. replay dial-in phone number is (844) 512-2921 and the international replay dial-in number is +1 (412) 317-6671. The replay passcode is 13648024.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to returns generated by acquisitions and our plans for excess cash as well as our 2016 full year outlook, including net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, diluted shares outstanding, working capital, capital expenditures and depreciation and amortization. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items the Company does not believe are indicative of ongoing operating performance or (iii) nonrecurring or infrequent items that the Company believes are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted Net Income shows the adjusted value of Net Income attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for net income or income tax rate, as-reported, on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBITDA, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Company’s core operating performance. As we do not measure segment operating performance based on Net Income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 13,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$1,023.4	$1,000.3	$3,044.1	$3,083.6
Other revenue	5.7	4.8	18.7	20.1
Total revenue	1,029.1	1,005.1	3,062.8	3,103.7
Cost of goods sold	630.4	628.6	1,885.8	1,958.1
Selling, general and administrative expenses	242.3	219.2	699.1	677.7
Research and development expenses	14.9	13.0	41.6	38.7
Amortization of acquired intangibles	21.3	20.4	61.8	60.5
Income from operations	120.2	123.9	374.5	368.7
Interest expense, net	42.9	50.8	140.8	150.0
Other expense, net	87.4	18.9	128.2	111.4
Income (loss) before income taxes	(10.1)	54.2	105.5	107.3
Provision (benefit) for income taxes	(0.6)	17.8	34.3	48.5
Net income (loss)	(9.5)	36.4	71.2	58.8
Less: Net income attributable to noncontrolling interests	1.2	1.3	3.7	3.7
Net income (loss) attributable to controlling interests	$(10.7)	$35.1	$67.5	$55.1
Basic net income (loss) per share	$(0.04)	$0.15	$0.28	$0.24
Diluted net income (loss) per share	$(0.04)	$0.15	$0.28	$0.23
Basic weighted average shares outstanding	238.5	235.9	237.8	232.7
Diluted weighted average shares outstanding	238.5	240.9	242.4	239.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$528.3	$485.0
Restricted cash	2.8	2.7
Accounts and notes receivable, net	871.3	765.8
Inventories	545.6	530.7
Prepaid expenses and other	58.9	63.6
Deferred income taxes	65.7	69.5
Total current assets	2,072.6	1,917.3
Property, plant and equipment, net	1,372.3	1,382.9
Goodwill	1,015.9	928.2
Identifiable intangibles, net	1,239.9	1,191.6
Other assets	441.8	434.2
Total assets	$6,142.5	$5,854.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$469.2	$454.7
Current portion of borrowings	54.2	50.1
Deferred income taxes	6.5	6.6
Other accrued liabilities	386.2	370.2
Total current liabilities	916.1	881.6
Long-term borrowings	3,428.1	3,391.4
Long-term employee benefits	243.3	252.3
Deferred income taxes	192.3	165.5
Other liabilities	31.9	22.2
Total liabilities	4,811.7	4,713.0
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 240.1 and 237.9 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	238.9	237.0
Capital in excess of par	1,289.8	1,238.8
Accumulated deficit	(65.3)	(132.8)
Accumulated other comprehensive loss	(252.9)	(269.3)
Total Axalta shareholders’ equity	1,210.5	1,073.7
Noncontrolling interests	120.3	67.5
Total shareholders’ equity	1,330.8	1,141.2
Total liabilities and shareholders’ equity	$6,142.5	$5,854.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income	$71.2	$58.8
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	235.8	225.5
Amortization of financing costs and original issue discount	14.6	15.5
Debt extinguishment and refinancing related costs	84.2	—
Deferred income taxes	(14.0)	(1.1)
Realized and unrealized foreign exchange losses, net	30.6	90.2
Stock-based compensation	31.6	22.1
Asset impairment	10.5	30.6
Other non-cash, net	(10.4)	5.2
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(103.8)	(111.6)
Inventories	0.1	(44.7)
Prepaid expenses and other	(31.2)	(57.3)
Accounts payable	14.0	(10.1)
Other accrued liabilities	0.4	(41.5)
Other liabilities	(9.8)	(17.8)
Cash provided by operating activities	323.8	163.8
Investing activities:
Business acquisitions (net of cash acquired)	(103.5)	(19.9)
Purchase of property, plant and equipment	(95.3)	(93.8)
Restricted cash	—	1.7
Purchase of intangibles	(3.9)	(0.3)
Other investing activities	(2.4)	1.2
Cash used for investing activities	(205.1)	(111.1)
Financing activities:
Proceeds from short-term borrowings	—	3.0
Proceeds from long-term borrowings	1,377.6	—
Payments on short-term borrowings	(7.2)	(15.6)
Payments on long-term borrowings	(1,375.5)	(20.5)
Payments for refinancing related costs	(78.3)	—
Dividends paid to noncontrolling interests	(3.0)	(4.4)
Proceeds from option exercises and associated tax benefits	21.3	67.8
Other financing activities	(0.2)	(0.2)
Cash provided by (used for) financing activities	(65.3)	30.1
Increase in cash and cash equivalents	53.4	82.8
Effect of exchange rate changes on cash	(10.1)	(53.3)
Cash and cash equivalents at beginning of period	485.0	382.1
Cash and cash equivalents at end of period	$528.3	$411.6

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(9.5)	$36.4	$71.2	$58.8
Interest expense, net	42.9	50.8	140.8	150.0
Provision (benefit) for income taxes	(0.6)	17.8	34.3	48.5
Depreciation and amortization	81.2	75.4	235.8	225.5
EBITDA	114.0	180.4	482.1	482.8
Debt extinguishment and refinancing related costs (a)	81.9	—	84.2	—
Foreign exchange remeasurement losses (b)	4.5	23.7	30.0	90.2
Long-term employee benefit plan adjustments (c)	0.8	(0.5)	2.1	(0.1)
Termination benefits and other employee related costs (d)	16.3	0.8	25.2	19.3
Consulting and advisory fees (e)	2.7	7.2	8.3	17.1
Offering and transactional costs (f)	3.0	1.4	4.4	(2.3)
Stock-based compensation (g)	10.0	7.9	31.6	22.1
Other adjustments (h)	1.5	(3.7)	5.2	(0.9)
Dividends in respect of noncontrolling interest (i)	(1.5)	(0.3)	(3.0)	(4.4)
Asset impairment (j)	—	—	10.5	30.6
Adjusted EBITDA	$233.2	$216.9	$680.6	$654.4

(a)
During the three and nine months ended September 30, 2016, we prepaid outstanding principal on our term loans, resulting in non-cash pre-tax losses on extinguishment of $4.3 million and $6.6 million, respectively. During the three and nine months ended September 30, 2016, we amended the terms of the Credit Agreement, resulting in a non-cash pre-tax loss on extinguishment of $2.3 million. In connection with the refinancings during the three and nine months ended September 30, 2016, we recorded a non-cash pre-tax loss on extinguishment of $18.6 million and incurred call premiums and other fees of $56.7 million. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of $1.2 million and $23.9 million for the three and nine months ended September 30, 2016, respectively, and gains of $0.6 million and losses of $52.6 million for the three and nine months ended September 30, 2015, respectively.

(c)	Eliminates the non-cash non-service cost components of long-term employee benefit costs.

(d)
Represents expenses primarily related to employee termination benefits including our initiative to improve the overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(f)
Represents costs associated with the offerings of our common shares by Carlyle, acquisition-related costs, including a $5.4 million gain recognized during the nine months ended September 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, and costs associated with changes in the fair value of contingent consideration associated with our acquisitions, all of which are not considered indicative of our ongoing operating performance.

(g)
Represents non-cash costs associated with stock-based compensation, including $8.2 million of expense during the nine months ended September 30, 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan as a result of the Change in Control.

(h)
Represents costs for certain non-operational or non-cash (gains) and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our business combinations.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million and $30.6 million during the nine months ended September 30, 2016 and 2015, respectively. We do not consider these impairments to be indicative of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(9.5)	$36.4	$71.2	$58.8
Less: Net income attributable to noncontrolling interests	1.2	1.3	3.7	3.7
Net income (loss) attributable to controlling interests	(10.7)	35.1	67.5	55.1
Debt extinguishment and refinancing related costs (a)	81.9	—	84.2	—
Foreign exchange remeasurement losses (b)	4.5	23.7	30.0	90.2
Termination benefits and other employee related costs (c)	16.3	0.8	25.2	19.3
Consulting and advisory fees (d)	2.7	7.2	8.3	17.1
Offering and transactional costs (e)	3.0	1.4	4.4	(2.3)
Other adjustments (f)	0.8	0.8	0.8	13.9
Asset impairment (g)	—	—	10.5	30.6
Total adjustments	109.2	33.9	163.4	168.8
Income tax impacts (h)	21.0	4.8	30.1	38.1
Adjusted net income	$77.5	$64.2	$200.8	$185.8
Diluted adjusted net income per share	$0.32	$0.27	$0.83	$0.78
Diluted weighted average shares outstanding (1)	242.1	240.9	242.4	239.1
(1) For the three months ended September 30, 2016, represents what diluted shares would have been compared to the 238.5 million diluted shares, as reported, if the period had been in a net income position versus the reported loss.

(a)
During the three and nine months ended September 30, 2016, we prepaid outstanding principal on our term loans, resulting in non-cash pre-tax losses on extinguishment of $4.3 million and $6.6 million, respectively. During the three and nine months ended September 30, 2016, we amended the terms of the Credit Agreement, resulting in a non-cash pre-tax loss on extinguishment of $2.3 million. In connection with the refinancings during the three and nine months ended September 30, 2016, we recorded a non-cash pre-tax loss on extinguishment of $18.6 million and incurred call premiums and other fees of $56.7 million. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of $1.2 million and $23.9 million for the three and nine months ended September 30, 2016, respectively, and gains of $0.6 million and losses of $52.6 million for the three and nine months ended September 30, 2015, respectively.

(c)
Represents expenses primarily related to employee termination benefits including our initiative to improve the overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents costs associated with the offerings of our common shares by Carlyle, acquisition-related costs, including a $5.4 million gain recognized during the nine months ended September 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, and costs associated with changes in the fair value of contingent consideration associated with our acquisitions, all of which are not considered indicative of our ongoing operating performance.

(f)
Represents costs for certain non-operational or non-cash (gains) and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our business combinations.

(g)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million and $30.6 million during the nine months ended September 30, 2016 and 2015, respectively. We do not consider these impairments to be indicative of our ongoing operating performance.

(h)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, our income tax expense (benefit) also includes the impact of the removal of discrete income tax impacts within our effective tax rate which were expenses of $3.2 million and benefits of $4.6 million for the three months ended September 30, 2016 and 2015, respectively, and an expenses of $4.2 million and benefits of $5.9 million for the nine months ended September 30, 2016 and 2015, respectively.